[Laidlaw Global Securities, Inc. letterhead]


March 12, 2001


TO:       Thomas Drees, Phd.-Chairman, Sanguine Corporation

FROM:          Roger Bendelac-CEO, Laidlaw Global Securities


Please be advised that as consideration and in exchange for your assignment of one million shares of 144 common stock of Sanguine Corporation to Laidlaw Global Securities, Laidlaw has and will continue to do the following:

     Assist Sanguine Corporation in connection with the negotiation of a termination of its Warrant Agreement with Westbury Consultancy Services Ltd.

     Continue the ongoing investment banking relationship between Sanguine Corporation and Laidlaw Global Securities, with the intent to assist on a best efforts basis future capital raises for the company's general corporate purposes.

     Develop a more informed shareholder base.

     Assist with the development of strategic relationships within related industries.

We are looking forward to building a stronger relationship in the coming months. Please deliver the stock certificate within the next ten days. Should you have any questions or comments, please feel free to contact me anytime.


Signed:/s/R. Bendelac